Exhibit 99.1

Contact: John E. Vollmer III
Chief Financial Officer
Patterson-UTI Energy, Inc.
(281) 765-7100

Patterson-UTI Energy Retiring Thirty-One Drilling Rigs

HOUSTON, Texas – December 29, 2011 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that it is retiring thirty-one of its drilling rigs in December 2011. The rigs being retired have an average rating of 735 horsepower and thirty of the rigs are mechanically powered. The Company expects to incur pretax impairment charges of approximately $11.3 million (or an estimated $7.1 million after-tax) from the retirement of these rigs. Although some components may be sold at auction, the Company expects that the majority of the components of these rigs will be transferred to spare parts inventory to support other rigs in the fleet.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has approximately 330 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia, Ohio and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of equipment and materials, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.